Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ms. Dita Bronicki Retiring from Board of Directors
Ms. Ravit Barniv appointed by the Board to fill the vacancy

RENO, Nev. November 3, 2015, Ormat Technologies, Inc. (NYSE:ORA) announced today that Ms. Dita Bronicki has informed the Company that she will resign from her position as a Director on the Company's Board of Directors and a member of the Compensation Committee, effective November 15, 2015.

“On behalf of the Board of Directors, we thank Dita for her longstanding service to the Company and its missions.  Ms. Bronicki has been a member of the Board of Directors since the Company’s inception and has served as its CEO for 23 years until my appointment on July 1st, 2014.” said Isaac Angel, Chief Executive Officer of the Company. “With her knowledge and experience, Dita has skillfully served the Company, guiding and contributing to its significant accomplishments. We wish Dita the best of luck in all her future endeavors, which we are certain will be successful.”

“I am delighted to have had the opportunity to lead the company and contribute to its impressive growth and achievements over the years in my roles as the previous chief executive officer and a member of the Board of Directors,” said Ms. Bronicki. “Although I will no longer have a formal position with the Company, I intend to be fully available to management and the Board to the extent they wish and find it helpful,” she added.

Acting upon the recommendation of the Board of Directors' Nominating and Governance Committee, the Board of Directors appointed Ms. Ravit Barniv as a director to fill the vacancy on the board, effective upon Ms. Bronicki’s resignation.

Ms. Barniv holds a BA in Economics and Philosophy (1987) and an MBA in Finance (1996) from Tel-Aviv University. She will join the Board as an independent director. Ms. Barniv recently served as a chairperson of the Board of Directors of Tnuva Group, the largest food group in Israel since 2013. Prior to her position in Tnuva, Ms. Barniv served as chairperson of the Board of Directors of Shikun & Binui Holdings Group Ltd. and as CEO of Netvision Communications.

"The company looks forward to Ms. Barniv joining our Board of Directors" noted Mr. Angel. "Her experience in executive roles in other organizations and specifically in the construction and infrastructure, as well as the renewable energy, sectors will benefit Ormat in its future growth plans" he added.

About Ormat Technologies

With five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling approximately 2,000 MW of gross capacity. Ormat’s current 666 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.